PLAY BY PLAY TOYS & NOVELTIES, INC.

                         GRANT OF INCENTIVE STOCK OPTION

Date of Grant:  May 16, 1996.

      This Grant of Incentive Stock Option (the "Agreement"), dated as of the date of grant first stated above (the "Date of Grant"), is delivered

      BY PLAY-BY-PLAY TOYS & NOVELTIES, INC., a Texas corporation, hereinafter referred to as

                                    "COMPANY"

      TO                      SAUL GAMORAN,
                              an individual,
                              hereinafter referred to as

                                    "GRANTEE"

      WHEREAS, the Board of Directors of Company (the "Board") on August 25, 1994, adopted, with subsequent shareholder approval, the TMI, Inc. 1994 Incentive Plan (the "Plan");

      WHEREAS, Grantee is an employee or officer of Company or one of its subsidiaries (Grantee's employer is sometimes referred to herein as the "Employer");

      WHEREAS, the Plan provides for the granting of incentive stock options by a committee to be appointed by the Board (the "Committee") to employees and officers of Company or any subsidiary of Company to purchase, or to exercise certain rights with respect to, shares of the common stock, no par value, of the Company (the "Stock"), in accordance with the terms and provisions thereof; and

      WHEREAS, the Committee considers Grantee to be a person who is eligible for a grant of incentive stock options under the Plan, and has determined that it would be in the best interest of Company to grant the incentive stock options documented herein.

      NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, Company and Grantee hereby agree as follows:

      1. GRANT OF OPTION. Subject to the terms and conditions hereinafter set forth, Company, with the approval and at the direction of the Committee, hereby grants to Grantee, as of the Date of Grant, an option to purchase up to one hundred thousand (100,000) shares of Stock at a purchase price per share of Thirteen and 75/100 Dollars ($13.75). Such option is hereinafter referred to as the "Option" and the shares of stock purchasable upon exercise of the Option are hereinafter sometimes referred to as the "Option Shares." The Option is intended by the parties hereto to be, and shall be treated as, an incentive stock option (as such term is defined under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")).

      2. VESTING OF EXERCISE RIGHTS. Subject to the other terms of this Agreement, the Option shall become exercisable in four (4) installments, Grantee having the right hereunder to purchase from Company the following number of Option Shares upon exercise of the Option, on and after the following dates, in cumulative fashion:

      (a) On and after the Date of Grant, up to Twenty Thousand (20,000) shares of the total number of Option Shares;

      (b) On and after the first anniversary of the Date of Grant, up to an additional twenty-six thousand six hundred sixty-seven (26,667) shares of the total number of Option Shares;

      (c) On and after the second anniversary of the Date of Grant, up to an additional twenty-six thousand six hundred sixty-seven (26,667) shares of the total number of Option Shares;

      (d) On and after the third anniversary of the Date of Grant, the remaining twenty-six thousand six hundred sixty-six (26,666) shares of the Option Shares.

      3.    TERMINATION OF OPTION.

      (a) Each installment of the Option under Paragraph 2 and all rights hereunder with respect thereto, to the extent such rights shall not have been exercised, shall terminate and become null and void after the expiration of five (5) years from the date of vesting of each such installment of the Option (the "Option Term").

      (b) Upon the occurrence of Grantee's employment with Company being terminated by Company for any reason, the Option shall become immediately fully vested and shall be exercisable during the six (6) month period following the date of such termination of Grantee's employment. Upon a termination of Grantee's employment by reason of Grantee's termination of employment or by retirement, disability or death, all vested installments of the Option shall be exercisable during the following periods: (i) the six (6) month period following the date of such termination of Grantee's employment

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
            in the case of a disability (within the meaning of Section 22(e)(3) of the Code) or in the case of employment termination by Grantee,
            (ii) the six-month period following the date of issuance of letters testamentary or letters of administration to the executor or administrator of Grantee's estate, in the case of Grantee's death during his or her employment by the Employer, but not later than one year after Grantee's death, and (iii) the six-month period following the date of such termination in the case of retirement on or after attainment of age 65, or in the case of disability other than as described in (i) above. In no event, however, shall any such period extend beyond the Option Term.

      (c) In the event of the death of Grantee, the Option may be exercised by Grantee's legal representative, but only to the extent that the Option would otherwise have been exercisable by Grantee.

      (d) A transfer of Grantee's employment between Company and any subsidiary of Company, or between any subsidiaries of Company, shall not be deemed to be a termination of Grantee's employment.

      4.    EXERCISE OF OPTIONS.

      (a) Grantee may exercise the Option with respect to all or any part of the number of Option Shares then exercisable hereunder by giving the Secretary of the Company at the Company's principal executive office written notice delivered in person or by mail of Grantee's intent to exercise. The notice of the exercise shall specify the number of Option Shares as to which the Option is to be exercised and the date of exercise thereof, which date shall be at least five (5) days after the giving of the notice unless an earlier time shall have been mutually agreed upon.

      (b) Full payment (in U.S. dollars) by Grantee of the option price for the Option Shares purchased shall be made on or before the exercise date specified in the notice of exercise in cash, or, with the prior written consent of the Committee, in whole or in part through the surrender of previously acquired shares of Stock at their Fair Market Value (as defined in Paragraph 12) on the exercise date. On the exercise date specified in Grantee's notice or as soon thereafter as is practicable, a certificate or certificates for the Option Shares then being purchased shall be issued to Grantee upon full payment of the exercise price for such Option Shares. The obligation of Company to deliver Stock shall, however, be subject to the condition that if at any time the Committee shall determine in its sole discretion that the listing, registration or qualification of the Option or the Option Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or a connection with, the Option or the issuance or purchase of Stock thereunder, the Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

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
      (c) If Grantee fails to pay for any of the Option Shares specified in the notice or fails to accept delivery thereof, Grantee's right to purchase the Option Shares may be terminated by Company.

      5. ADJUSTMENT OF OPTION SHARES AND OPTION PRICE. In the event of any stock dividend or subdivision of the shares of common stock of Company into a greater number of shares, the purchase price hereunder shall be proportionately reduced and the number of shares subject to the Option shall be proportionately increased; conversely, in the event of any combination of the outstanding shares of common stock of Company, the purchase price hereunder shall be proportionately increased and the number of shares of Stock subject to the Option shall be proportionately reduced.

      6. INVESTMENT REPRESENTATION. Upon demand by the Committee, Grantee shall deliver to the Committee, at the time of any exercise of the Option or portion thereof, a written representation that the Stock to be acquired upon such exercise are to be acquired for investment and not for resale or with a view to the distribution thereof. Upon such demand by the Committee, delivery of such representation prior to the delivery of any certificates representing the Stock issuable upon exercise of the Option and prior to the expiration of the Option Term shall be a condition precedent to the right of Grantee to purchase any shares of Stock.

      7. RIGHTS AS A SHAREHOLDER. Neither Grantee nor any personal representative shall be, or shall have any of the rights and privileges of, a shareholder of Company with respect to any shares of Stock purchasable or issuable upon the exercise of the Option, in whole or in part, prior to the date of exercise of the Option.

      8. NON-TRANSFERABILITY OF OPTION. During Grantee's lifetime, the Option hereunder shall be exercisable only by Grantee or any guardian or legal representative of Grantee, and the Option shall not be transferrable otherwise by will or the laws of descent and distribution (but shall be exercisable by Grantee's executor or administrator pursuant to Paragraph 3(b) hereof) or pursuant to a qualified domestic relations order, nor shall the Option be subject to attachment, execution or other similar process. In the event of (a) any attempt by Grantee to alienate, assign, pledge, hypothecate or otherwise dispose of the Option, except as provided for herein, or (b) the levy of any attachment, execution or similar process upon the rights or interests hereby conferred, then Company may terminate the Option by notice to Grantee and the Option shall thereupon become null and void.

      9. NO RIGHT TO CONTINUED EMPLOYMENT. The granting of the Option nor its exercise shall not be construed as granting to Grantee any right with respect to continuance of employment by the Employer. Except as set forth in the Employment Agreement dated May 2, 1996 between the Employer and Grantee, the right of the Employer to terminate at will Grantee's employment with the Employer at any time (whether by dismissal, discharge, retirement or otherwise) is specifically reserved by Company, as the Employer or on behalf of the Employer (whichever the case may be), and acknowledged by Grantee.

      10. DISPOSITION OF SHARES. No share of Stock acquired by the exercise of an option granted hereunder shall be transferable, other than by will or by the laws of descent and distribution,

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
within two (2) years of the Date of Grant or within one (1) year after the transfer of shares pursuant to exercise of the Option. Each certificate representing shares of Stock acquired by the exercise of the Option shall bear a legend to that effect. Grantee hereby further acknowledges that the transfer of the shares of Stock acquired by the exercise of the Option may be limited by Rule 144 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended.

      11. AMENDMENT OF OPTION. The Option may be amended by the Board or the Committee at any time (a) if the Board or the Committee determines, in its sole discretion, that amendment is necessary or advisable in the light of any addition to or change in the Code, or in the regulations issued thereunder, or any federal or state securities law or other law or regulation, which change occurs after the Date of Grant and by its terms applies to the Option; or (b) other than in the circumstances described in clause (a), with the consent of Grantee.

      12. FAIR MARKET VALUE. For purposes of this Agreement, the term "Fair Market Value" of a share of Stock shall mean the Fair Market Value of the Stock as determined in good faith by the Committee; provided, however, that (a) if the Stock is admitted to trading on a national securities exchange, Fair Market Value on any date shall be the last sale price reported for the Stock on such exchange on such date or, if no sale was reported on such date, on the last date preceding such date on which a sale was reported (b) if the shares of stock are admitted to quotation on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") and have been designated as a National Market System ("NMS") security, Fair Market Value on any date shall be the last sale price reported for the shares of Stock on such system on such date or on the last day preceding such date on which a sale was reported, or (c) if the shares of Stock are admitted to quotation on NASDAQ and have not been designated a NMS security or are listed on another comparable quotation system, Fair Market Value on any date shall be the average of the highest bid and lowest asked prices of the shares of Stock on such system on such date.

      13. INCORPORATION OF PLAN BY REFERENCE. The Option is granted pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and the Option shall in all respects be interpreted in accordance with the Plan. The Committee shall interpret and construe the Plan and this instrument, and its interpretations and determinations shall be conclusive and binding on the parties hereto and any other person claiming an interest hereunder, with respect to any issue arising hereunder or thereunder.

      14. CONFLICT IN AGREEMENTS. In the event any provision of this Agreement conflicts with any provision of that certain Employment Agreement by and between Company and Grantee dated May 2, 1996 (the "Employment Agreement"), then the provisions of the Employment Agreement shall be controlling and this Agreement shall be modified to the extent to make the Employment Agreement and this Agreement consistent.

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
      IN WITNESS WHEREOF, Company and Grantee have executed this Agreement in a manner appropriate to each as of the day and year first above written.

                                    PLAY-BY-PLAY TOYS & NOVELTIES, INC.

                                    By _________________________________

                                    Title ______________________________

                                          "COMPANY"


                                    ACCEPTED AND AGREED TO:

                                    By _________________________________
                                         Saul Gamoran

                                          "GRANTEE"

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